Exhibit 99.1

Tourmaline Bio Appoints Dr. Clay Siegall as Chairman of the Board

NEW YORK – December 14, 2023 – Tourmaline Bio, Inc. (“Tourmaline”) (NASDAQ: TRML), a late-stage clinical biotechnology company developing transformative medicines to dramatically improve the lives of patients with life-altering immune and inflammatory diseases, announced today that Clay Siegall, PhD, has been appointed as Chairman of the Board.

“We are absolutely thrilled that Clay has joined Tourmaline as Chairman of the Board,” said Sandeep Kulkarni, MD, Co-Founder and Chief Executive Officer of Tourmaline. “Clay built Seagen into one of the largest independent biotech companies in the world by taking a therapeutic concept and developing from it multiple successful medicines for cancer patients. He is a standout entrepreneur and a seasoned operating executive. Adding Clay’s demonstrated leadership to our team strengthens our ability to deliver transformative medicines for patients and positions Tourmaline well for many important milestones ahead.”

Dr. Siegall is currently President, Chief Executive Officer, and Chairman of the Board of Immunone, Inc., a biotechnology company focused on developing first-in-class and best-in-class targeted cancer therapies. He previously served as the CEO and President of Seagen, Inc., which he co-founded in July 1997. Under his 25 years of leadership, Seagen became the world leader in antibody-drug conjugate (ADC) therapeutics, earned FDA approvals for four cancer therapies, and grew to over $2 billion in annual revenue. During his tenure, he raised well over $1 billion in financing for Seagen from public and private market investors and oversaw the company’s successful acquisition of Cascadian Therapeutics. Pfizer, Inc. expects to close its purchase of Seagen for $43 billion in December 2023. Prior to Seagen, Dr. Siegall worked in positions of increasing responsibilities at Bristol Myers Squibb and at the National Cancer Institute. He received a PhD in Genetics from George Washington University and a BS in Zoology from the University of Maryland.

“I am honored to be joining the Tourmaline team in the pursuit of transformative medicines for immune and inflammatory diseases,” said Dr. Siegall. “Tourmaline has the right inputs to become a great company: a de-risked development plan guided by clinical evidence, an impressive board spanning many disciplines, and passionate leadership. The company’s lead asset, TOUR006, has best-in-class potential to address the unmet needs of large numbers of patients across many indications. I look forward to working with Sandeep, the Board of Directors, and the rest of the management team to build a highly valuable organization.”

About Tourmaline Bio, Inc.

Tourmaline Bio is a late-stage clinical biotechnology company driven by its mission to develop transformative medicines that dramatically improve the lives of patients. Tourmaline is currently developing TOUR006 for the treatment of life-altering immune and inflammatory diseases.

About TOUR006

TOUR006 is a long-acting, fully human, anti-IL-6 monoclonal antibody with best-in-class potential, having differentiated properties, including high binding affinity to IL-6 and a substantially long half-life of approximately 7 weeks. To date, TOUR006 has been studied in 448 patients including those with autoimmune disorders, across six clinical trials. Tourmaline is developing TOUR006 in Thyroid Eye Disease (TED) and atherosclerotic cardiovascular disease (ASCVD) as its first two indications, with additional diseases under consideration.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, express or implied statements regarding Tourmaline’s clinical development activities, including with respect to TOUR006 and the potential benefits that may be realized as a result of the appointment of Dr. Siegall. All statements other than statements of historical fact contained in this press release are forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond Tourmaline’s control. Tourmaline’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including, but not limited to, (i) the inherent risks and uncertainties associated with the clinical development of product candidates, including potential delays in the commencement, enrollment and completion of clinical trials and unexpected safety or efficacy data observed during clinical studies; (ii) the uncertainties and timing of the regulatory approval process for Tourmaline’s product candidates, as well as changes in the regulatory environment; (iii) changes in expected or existing competition; (iv) the sufficiency of Tourmaline’s capital and other resources; and (v) unexpected litigation or other disputes. These and other risks and uncertainties are more fully described in Tourmaline’s filings with the Securities and Exchange Commission, including the “Risk Factors” contained therein. These forward-looking statements are made as of the date they were first issued, and were based on the then-current expectations, estimates, forecasts, and projections, as well as the beliefs and assumptions of management. There can be no assurance that future developments affecting Tourmaline will be those that have been anticipated. Except as may be required under applicable law, Tourmaline expressly disclaims any obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

Investor Contact

Lee M. Stern
Meru Advisors
lstern@meruadvisors.com